Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Lirum Therapeutics, Inc. on Form S-1 to be filed on or about June 28, 2024 of our report dated March 11, 2024, except as to Note 2 and its related effects to the financial statements, which is dated June 28, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 28, 2024